Exhibit 99.1

Northern Genesis Acquisition Corp. II Announces Pricing of Upsized $360 Million Initial Public Offering

Kansas City, MO, Jan. 12, 2021 (GLOBE NEWSWIRE) -- Northern Genesis Acquisition Corp. II (the “Company”) announced today that it priced its upsized initial public offering of 36,000,000 units at $10.00 per unit. The units are expected be listed on the New York Stock Exchange (“NYSE”) and are expected to begin trading tomorrow, Wednesday, January 13, 2021, under the ticker symbol “NGAB.U”. Each unit consists of one share of the Company’s common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NYSE under the symbols “NGAB” and “NGAB WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on opportunities whose business model demonstrates clear commitments to sustainability and strong alignment with environmental, social and governance principles.

J.P. Morgan Securities LLC, Barclays Capital Inc. and CIBC Capital Markets are acting as the joint book running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 5,400,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com;  CIBC World Markets Corp., Attn: USE Prospectus Department, 425 Lexington Ave, 5th floor, New York, NY 10017, by telephone at (800) 282-0822 or by email at useprospectus@cibc.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 12, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close January 15, 2021, subject to customary closing conditions.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the Company’s search for an initial business combination. No assurance can be given that the offering discussed above or the Company’s initial business combination will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Investor Relations
Investors@northerngenesis.com
816-514-0324